Exhibit 99.1

CITIC CAPITAL JOINS WITH ASIAINFO FOUNDERS TO ACQUIRE

STAKE IN ASIAINFO

BEIJING/SANTA CLARA, Calif. – November 30, 2006 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), a leading provider of internet & telecom software solutions and IT security products and services in China, today announced that CITIC Capital, a global investment management and advisory firm, and Warburg Pincus, a major shareholder of AsiaInfo, have completed a share acquisition agreement through which CITIC Capital has become a shareholder of AsiaInfo. AsiaInfo’s founders, Mr. James Ding and Mr. Edward Tian will increase their holdings in AsiaInfo under related agreements.

“AsiaInfo has made significant contributions to China’s internet and telecom industries since its establishment 13 years ago,” said Mr. James Ding, AsiaInfo’s Chairman. “With a clear vision and strategy in place, Mr. Tian and I believe that AsiaInfo’s management is ready to face the changing dynamics in the industry, drive growth and create strong value for shareholders.”

“With high-quality products and services, a strong brand name, and leading market position, we are confident that AsiaInfo will continue to be a leader in the telecom software space,” said Ms. Annie Fung, Managing Director of CITIC Capital.

“We are pleased to welcome CITIC Capital as a new shareholder of AsiaInfo and we look forward to a long-term relationship,” said Mr. Steve Zhang, AsiaInfo’s President and Chief Executive Officer. “We are glad that our founders have shown continuous support to AsiaInfo’s development. We look forward to working with them to further develop AsiaInfo’s key strengths and to take advantage of existing growth opportunities in China, especially with the imminent arrival of 3G and broadband era.”

For details regarding this arrangement, please refer to the Company’s report on Form 8-K dated November 30, 2006, available on the SEC’s EDGAR database at www.sec.gov.

About CITIC Capital

CITIC Capital is a leading China-focused investment management and advisory firm, with over US$1 billion of assets under management. CITIC Capital is affiliated with CITIC Group, the most comprehensive financial services provider in China. The shareholders are CITIC Pacific Limited and CITIC International Financial Holdings Limited, both of which are Hong Kong-listed companies. The firm currently has over 100 employees in Beijing, Shanghai, Hong Kong, Tokyo, and New York.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality internet & telecom software solutions and security products and services to some of China’s largest enterprises as well as many small and medium sized companies in China. An established leader in the Chinese telecommunications industry, AsiaInfo became a prominent supplier of security products and services in China with the acquisition of Lenovo’s non-telecom related IT services business in 2004.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved major operations to China in 1995 and played a significant role in the construction of the national backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued diversifying its product offerings and is now a major provider of telecom software solutions in China.

For more information about AsiaInfo, please visit www.asiainfo.com.

The information contained in this document is as of November 30, 2006. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in our periodic reports on Forms 10-Q and 8-K (if any) filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For Investors:

Eileen Chu

AsiaInfo Technologies (China), Inc.

ir@asiainfo.com

+8610 8216-6017

For Media:

Rory Macpherson

Ogilvy Public Relations Worldwide

rory.macpherson@ogilvy.com

+8610 8520-6553